Exhibit 99.1

New York Community Bancorp, Inc. Reports 2Q 2010 Diluted GAAP Earnings Per Share of $0.31, Diluted Operating EPS of $0.30, and Diluted Cash EPS of $0.34(1)(2)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

2Q 2010 Performance Highlights

  Operating Earnings Growth: Operating earnings rose 45.9% year-over-year to $129.9 million. (1)
  Improved Asset Quality Measures: Non-performing assets declined $83.9 million, or 11.2%, on a linked-quarter basis and represented 1.59% of total assets, an 18-basis point decline. Loans 30-89 days past due declined for the second consecutive quarter and were down 29.0% from the level at March 31st.
  Increased Loan Production: Loans produced for investment rose 30.0% linked-quarter and are likely to rise in 3Q 2010. The current pipeline of held-for-investment loans is approximately $902 million, exceeding the pipeline reported in April by approximately $584 million, or 184%.
  Net Interest Margin Expansion: The margin rose 36 basis points year-over-year and one basis point linked-quarter to 3.42%.
  Rising Non-Interest Income: Non-interest income rose $25.4 million, or 46.1%, to $80.4 million linked-quarter, driven by a $12.0 million, or 43.5%, rise in mortgage banking and servicing fees to $39.5 million.
  Stronger Capital Measures: Excluding accumulated other comprehensive loss, net of tax (“AOCL”), the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets rose 26 basis points since year-end 2009 and 18 basis points linked-quarter to 7.51% at the end of June. (3)
  Continuing Efficiency: The GAAP and operating efficiency ratios were 35.63% and 36.56%, respectively in 2Q 2010.(4)

Note:  Please see the last page of this release for footnotes to the text.

WESTBURY, N.Y.--(BUSINESS WIRE)--July 28, 2010--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported that its second quarter 2010 GAAP earnings rose $79.8 million, or 141.4%, year-over-year to $136.3 million, equivalent to a $0.15, or 93.8%, increase in diluted GAAP earnings per share to $0.31.

The Company's second quarter 2010 operating earnings rose $40.9 million, or 45.9%, year-over-year to $129.9 million, equivalent to a $0.04, or 15.4%, increase in diluted operating earnings per share to $0.30.(1) The difference between the Company’s GAAP and operating earnings in the current second quarter was primarily due to a $6.6 million, or $0.01 per diluted share, after-tax bargain purchase gain (“gain on business acquisition”) stemming from its FDIC-assisted acquisition of certain assets and liabilities of Desert Hills Bank (“Desert Hills”).

On a linked-quarter basis, the Company’s second quarter 2010 GAAP earnings rose $12.1 million, equivalent to a $0.02 increase in diluted GAAP earnings per share. Operating earnings rose $4.1 million over the course of the quarter, equivalent to a $0.01 increase in diluted operating earnings per share. (1)

The Company also reported cash earnings of $148.7 million, or $0.34 per diluted share, in the current second quarter, which added $12.4 million, or 9.1%, more to tangible capital than its second quarter 2010 GAAP earnings alone. (2) (3)

Commenting on the Company’s second quarter 2010 performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “We’re pleased to report that operating earnings rose 45.9% year-over-year, to $129.9 million, equivalent to a 15.4% rise in diluted operating earnings per share to $0.30. Revenue growth was driven by increases in both net interest and non-interest income, with the former rising 35.2% year-over-year to $294.2 million, and the latter rising substantially, to $80.4 million.

“In addition to the benefit of last December’s AmTrust Bank transaction, our second quarter earnings reflect organic loan growth and the three-month benefit of Desert Hills. The volume of held-for-investment loans produced rose 30.0% linked-quarter, including a 20.2% increase in multi-family loans. We believe we are well positioned to deploy our liquidity into even greater loan production, now that loan demand has begun to normalize. I’m very pleased to report that our held-for-investment pipeline is currently $902 million, exceeding the pipeline reported in April by approximately 184%.

“Unrelated to our expansion, and chief among the quarter's improvements, was a $97.9 million, or 13.3%, decline in non-performing loans. As a result, the ratio of non-performing loans to total loans improved to 2.26% linked-quarter and the ratio of non-performing assets to total assets improved during this time to 1.59%. Furthermore, the balance of loans 30 to 89 days past due declined $63.3 million to $154.6 million--a 29.0% improvement over the last three months.

“While net charge-offs increased during this time, to $18.9 million, our ratio of net charge-offs to average loans was a still-modest 0.07%. Despite the improvements in asset quality, and the modest level of net charge-offs, we increased our loan loss provision to $22.0 million, bringing our loan loss allowance to $140.6 million at the end of June. The second quarter provision represents 116.6% of net charge-offs; our six-month provision represents 145.3% of net charge-offs year-to-date.

“Another achievement deserving of mention was our successful integration of the systems used by our subsidiaries, New York Community Bank and New York Commercial Bank. As a result of this process, our customers in New York and New Jersey can now conduct their banking business--whether personal or commercial--at all 210 of our branches in these two states. And although it was on a much smaller scale, it was nonetheless gratifying to integrate the systems used by our 14 branches in Arizona, enhancing convenience for the customers we welcomed from both AmTrust and Desert Hills.

“Moving back to our balance sheet, we also were pleased to report an increase in our tangible capital measures, on both a linked-quarter basis and since the end of the year. At the end of June, tangible stockholders’ equity, excluding AOCL, represented 7.51% of tangible assets--an 18-basis point increase from the March 31st measure and a 26-basis point increase from the measure at December 31st.(3)

"Although the strength of our capital measures has always been important, its significance became even greater with last week's enactment of Dodd-Frank,” Mr. Ficalora said. “While the largest banks will likely feel the greatest impact, the rest of us are nonetheless subject to new regulations that will necessitate our expanding our sources of income and capital. We believe that we are well equipped and positioned to adapt to the new order, and to generate earnings and capital despite the changes that have taken place.”

Board of Directors Declares $0.25 per Share Dividend, Payable on August 17th

“In view of the strength of our capital and the continued strength of our earnings, the Board of Directors last night declared a quarterly cash dividend of $0.25 per share. The dividend is payable on August 17, 2010 to shareholders of record at the close of business on August 6th,” Mr. Ficalora said.

Earnings for the Six Months Ended June 30, 2010

For the six months ended June 30, 2010, the Company reported GAAP earnings of $260.4 million, representing a $115.3 million, or 79.4%, increase from the year-earlier level and an $0.18, or 42.9%, increase in diluted GAAP earnings per share to $0.60. In addition, the Company's six-month operating earnings rose $78.1 million, or 43.9%, year-over-year to $255.8 million, equivalent to an $0.08, or 15.7%, increase in diluted operating earnings per share to $0.59.(1)

The difference between the Company's GAAP and operating earnings for the six months ended June 30, 2010 was attributable to the $6.6 million after-tax gain on the Desert Hills acquisition, which more than offset the impact of after-tax acquisition-related expenses of $2.0 million stemming from both AmTrust Bank ("AmTrust") and Desert Hills. In the six months ended June 30, 2009, the difference between the Company’s GAAP and operating earnings was attributable to certain charges recorded in the second quarter: a $24.2 million after-tax other-than-temporary impairment (“OTTI”) loss on securities and an after-tax FDIC special assessment charge of $8.4 million. (1)

Cash earnings rose to $285.5 million, or $0.66 per diluted share, in the current six-month period, as compared to $188.8 million, or $0.55 per diluted share, in the year-earlier six months. The Company's six-month cash earnings therefore contributed $25.1 million, or 9.6%, more to tangible capital at June 30, 2010, than its six-month GAAP earnings alone. (2)

Balance Sheet Summary at June 30, 2010

The Company's assets totaled $42.0 billion at the close of the second quarter, a $420.0 million reduction from the March 31, 2010 balance and a $143.1 million reduction from the balance at December 31, 2009. Although loans were up at June 30, 2010 from the balances at the end of March and December, loan growth was exceeded by a reduction in the securities portfolio over the three- and six-month periods.

Similarly, the balance of liabilities declined $453.0 million and $222.7 million, respectively, to $36.6 billion from the balances recorded at March 31, 2010 and December 31, 2009. The reduction was largely attributable to a decline in wholesale borrowings.

Stockholders' equity totaled $5.4 billion at the close of the second quarter, up $33.0 million and $79.5 million, respectively, over the three- and six-month periods.

Loans

Loans, net, represented $29.0 billion, or 69.1%, of total assets at the close of the second quarter, and were up $205.7 million from the March 31, 2010 balance and $744.3 million from the balance at December 31, 2009. Covered loans (i.e., loans acquired in the AmTrust and Desert Hills transactions that are covered by FDIC loss sharing agreements) accounted for $4.6 billion, or 15.9%, of the June 30, 2010 total, and were down $132.6 million and $389.5 million, respectively, from the balances recorded at the prior period-ends.

The remainder of the loan portfolio at June 30, 2010 consisted of non-covered loans held for investment and non-covered loans held for sale. Loans held for investment totaled $23.6 billion at the end of the second quarter and were up $175.2 million from the March 31, 2010 balance and $216.3 million from the balance at December 31, 2009.

The portfolio of loans held for sale consisted of agency-conforming one- to four-family loans that were originated for sale to Fannie Mae and Freddie Mac by the mortgage banking operation acquired in the AmTrust transaction. Loans held for sale totaled $930.6 million at the end of the second quarter, as compared to $764.4 million and $351.3 million, respectively, at the prior period-ends.

Loan Production

Loan originations totaled $3.1 billion during the second quarter, including $2.2 billion of one- to four-family loans originated for sale to Fannie Mae and Freddie Mac. For the six months ended June 30, 2010, loan originations totaled $5.2 billion, including $3.5 billion of loans originated for sale.

Originations of loans held for investment totaled $971.5 million during the second quarter, including multi-family loans of $532.4 million; commercial real estate ("CRE") loans of $204.6 million; acquisition, development, and construction ("ADC") loans of $29.5 million; and commercial and industrial ("C&I") loans of $196.8 million. For the six months ended June 30, 2010, originations of loans held for investment totaled $1.7 billion, with multi-family loans accounting for $975.2 million of that amount. CRE and C&I loans represented $335.9 million and $338.0 million, respectively, of year-to-date originations for investment, and ADC loans accounted for $59.3 million of the year-to-date amount.

Non-Covered Loans Held for Investment

At June 30, 2010, multi-family loans represented $16.8 billion, or 71.3%, of total non-covered loans held for investment, up $41.6 million and $79.6 million, respectively, from the balances at March 31, 2010 and December 31, 2009. CRE loans represented $5.2 billion, or 22.2%, of loans held for investment at the close of the second quarter, and were up $163.1 million and $240.7 million, respectively, from the balances at the prior period-ends.

At June 30, 2010, the average multi-family loan had a principal balance of $4.0 million and the average CRE loan had a principal balance of $3.0 million. The portfolios of multi-family and CRE loans had average loan-to-value ratios at origination of 60.1% and 53.6%, respectively, and expected weighted average lives of 4.1 years and 4.0 years, respectively, at quarter-end.

Reflecting the Company's focus on reducing its portfolio of ADC loans, the June 30, 2010 balance was $624.4 million, down $23.3 million from the March 31st balance and $41.5 million from the balance at December 31, 2009.

Other loans represented $735.3 million, or 3.1%, of non-covered loans held for investment at the close of the second quarter, comparable to the trailing-quarter balance and down $36.3 million from the balance at year-end 2009. C&I loans accounted for $635.1 million of other loans at June 30th, and were up $11.6 million and $18.0 million, respectively, from the balances at the prior period-ends.

Pipeline

At the present time, our loan pipeline is approximately $3.6 billion, including loans originated for investment of approximately $902 million and loans originated for sale of approximately $2.7 billion. Multi-family loans represent approximately 65% of the current pipeline of held-for-investment loans.

Asset Quality

For the first time since the first quarter of 2008, the Company experienced a linked-quarter reduction in non-performing assets, driven by a reduction in non-performing loans. The balance of non-performing assets declined $83.9 million, or 11.2%, to $666.9 million over the course of the quarter, and the ratio of non-performing assets to total assets improved by 18 basis points to 1.59%.

During this time, the balance of non-performing loans declined by $97.9 million to $636.8 million, while the ratio of non-performing loans to total loans improved by 35 basis points to 2.26%. Loans covered by the Company’s FDIC loss sharing agreements are excluded from the balance of non-performing loans and assets. Multi-family loans accounted for $384.1 million of non-performing loans in the second quarter, with CRE, ADC, one- to four-family, and other loans accounting for $111.8 million, $94.8 million, $17.8 million, and $28.3 million, respectively.

The improvement in non-performing loans more than offset a $14.0 million increase in other real estate owned ("OREO") to $30.1 million from the balance recorded at March 31, 2010.

The balance of loans 30 to 89 days past due also declined on a linked-quarter basis. At June 30, 2010, such delinquencies totaled $154.6 million, representing a $63.3 million, or 29.0%, reduction over the three-month period. Included in loans 30 to 89 days past due at the end of June were multi-family loans of $41.0 million; CRE loans of $65.4 million; ADC loans of $30.1 million; one- to four-family loans of $6.3 million; and other loans of $11.7 million.

Net charge-offs rose $8.8 million during this time, to $18.9 million, and represented 0.07% of average loans, a three-basis point rise. Multi-family and CRE loans accounted for $8.7 million and $477,000, respectively, of the second quarter 2010 total, with ADC loans, one- to four-family loans, and other loans accounting for $2.2 million, $237,000, and $7.2 million, respectively.

Reflecting management’s assessment of the allowance for loan losses, the Company recorded a $22.0 million loan loss provision in the current second quarter, representing 116.6% of net charge-offs and exceeding the trailing and year-earlier quarter provisions by $2.0 million and $10.0 million, respectively. Reflecting six-month provisions of $42.0 million, which represented 145.3% of six-month net charge-offs, the allowance for loan losses rose to $140.6 million at June 30, 2010 from $127.5 million at December 31, 2009. The June 30, 2010 allowance was 7.5 times greater than the net charge-offs recorded in the current second quarter and represented 22.08% of non-performing loans at that date.

Securities

Securities represented $4.7 billion, or 11.2%, of total assets at June 30th, and were down $1.0 billion, or 18.2%, from the balance at December 31, 2009. The bulk of the reduction occurred in the last month of the second quarter, and was due to a combination of factors, including maturities, government-sponsored enterprise ("GSE") securities that were called, and accelerated repayments in the portfolio of GSE mortgage-related securities.

Available-for-sale securities accounted for $931.9 million, or 19.8%, of total securities at the close of the second quarter, and were down $586.7 million, or 38.6%, from the December 31, 2009 balance and $172.4 million, or 15.6%, from the balance at March 31, 2010. Similarly, held-to-maturity securities declined $458.3 million and $679.9 million, respectively, from the year-end and trailing quarter-end levels, to $3.8 billion at June 30, 2010.

Funding Sources

Deposits totaled $22.4 billion and represented 53.4% of total assets at the close of the second quarter, and were up $127.3 million from the balance recorded at December 31, 2009. In addition to deposits assumed on March 26, 2010 in the Desert Hills transaction, the six-month increase reflects organic deposit growth. Core deposits (defined as NOW and money market accounts, savings accounts, and non-interest-bearing accounts) represented $13.8 billion, or 61.5%, of total deposits at the close of the second quarter, signifying a $545.8 million increase from the balance at year-end. Certificates of deposit (“CDs”) accounted for the remaining $8.6 billion, or 38.5%, of total deposits, and were down $418.5 million from the balance at December 31st.

While total deposits were up year-to-date, the balance of borrowed funds declined by $498.2 million to $13.7 billion at June 30, 2010. Wholesale borrowings accounted for the bulk of this reduction, having declined $495.1 million to $12.6 billion over the six-month period.

Stockholders’ Equity

At June 30, 2010, stockholders’ equity totaled $5.4 billion, up $79.5 million from the December 31st balance and $33.0 million from the balance at March 31, 2010. Stockholders’ equity represented 12.96% of total assets at the close of the current quarter, up 23 and 20 basis points, respectively, from the measures at the prior period-ends. These increases occurred in tandem with an increase in book value per share to $12.51 from $12.40 at the end of December and from $12.44 at the end of March.

The Company calculates book value per share by excluding the number of unallocated Employee Stock Ownership Plan (“ESOP”) shares from the number of shares outstanding. At June 30, 2010, March 31, 2010, and December 31, 2009, the Company’s book value per share was calculated on the basis of 435,354,884; 435,216,657; and 432,898,084 shares, respectively.

At June 30, 2010, tangible stockholders’ equity totaled $2.9 billion, a $40.9 million increase from the March 31st balance and a $92.1 million increase from the balance at December 31, 2009. The June 30th amount was equivalent to 7.39% of tangible assets, an 18-basis point increase from the March 31st measure and a 26-basis point increase from the measure at December 31st. Excluding AOCL from the calculation, the ratio of adjusted tangible equity to adjusted tangible assets rose 26 basis points since the end of last year and 18 basis points linked-quarter to 7.51% at June 30, 2010.(3)

The Company’s subsidiary banks also reported solid levels of capital at the end of June and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At June 30, 2010, New York Community Bank had a leverage capital ratio of 8.35%, exceeding the minimum required for “well capitalized” classification by 335 basis points. At the same time, New York Commercial Bank had a leverage capital ratio of 12.37%, exceeding the minimum required for such classification by 737 basis points.

Earnings Summary for the Three Months Ended June 30, 2010

The Company reported GAAP earnings of $136.3 million in the current second quarter, up from $124.1 million in the trailing quarter and from $56.4 million in the three months ended June 30, 2009. The second quarter 2010 amount was equivalent to $0.31 on a diluted per share basis, up from $0.29 and $0.16, respectively, in the earlier three-month periods.

In the second quarter of 2010, the Company generated operating earnings of $129.9 million, up from $125.9 million and $89.1 million, respectively, in the three months ended March 31, 2010 and June 30, 2009. The second quarter 2010 amount was equivalent to diluted operating earnings per share of $0.30, up from $0.29 and $0.26, respectively, in the earlier three-month periods.

The difference between the Company's GAAP and operating earnings in the current second quarter was the net effect of a $6.6 million, or $0.01 per diluted share, after-tax gain on business acquisition stemming from the Desert Hills transaction and after-tax acquisition-related expenses of $279,000 stemming from both AmTrust and Desert Hills.

In the first quarter of 2010, the difference between the Company’s GAAP and operating earnings was attributable to after-tax acquisition-related expenses of $1.7 million stemming primarily from AmTrust and, to a lesser extent, Desert Hills. The difference between the Company’s GAAP and operating earnings in the second quarter of 2009 was attributable to an after-tax OTTI loss of $24.2 million and an after-tax FDIC special assessment of $8.4 million which, together, were equivalent to $0.10 per diluted share.

Net Interest Income

Year-Over-Year Comparison

The Company generated net interest income of $294.2 million in the current second quarter, a year-over-year increase of $76.6 million, or 35.2%. The increase was the result of an $81.5 million rise in interest income to $483.2 million, tempered by a $4.9 million rise in interest expense to $189.0 million.

In the second quarter of 2010, the growth of interest income was driven by a $6.0 billion increase in interest-earning assets to $34.4 billion, and tempered by a three-basis point drop in the average yield to 5.62%. Average interest-earning asset growth was largely driven by the AmTrust transaction and, to a lesser extent, the Desert Hills transaction and organic loan production. The average balance of loans rose $6.2 billion year-over-year to $28.6 billion, while the average yield on such assets rose nine basis points to 5.84%. As a result, the interest income generated by loans rose $95.5 million, or 29.7%, year-over-year to $417.2 million from the level recorded in the second quarter of 2009.

Interest income growth was somewhat tempered by a $14.0 million decline in the interest income produced by securities and money market investments, as the average balance declined $195.4 million year-over-year to $5.8 billion and the average yield declined 79 basis points to 4.52%. In addition to maturities, the decline in the average balance was due to GSE securities that were called by the sponsoring agencies and accelerated repayments of GSE mortgage-related securities as market interest rates declined.

The increase in interest expense was the net effect of an $8.2 billion rise in the average balance of interest-bearing liabilities to $34.9 billion and a 59-basis point decline in the average cost of funds to 2.17%. The growth of the average balance largely reflects the deposits assumed in the AmTrust and Desert Hills transactions, together with organic deposit growth. The reduction in the average cost reflects the FOMC’s maintenance of the federal funds rate at an historically low range of zero to 0.25%.

Although the average balance of interest-bearing deposits rose $8.1 billion year-over-year to $21.1 billion, the impact was tempered by a 58-basis point decline in the average cost of such funds to 1.13%. As a result, interest-bearing deposits generated interest expense of $59.5 million in the current second quarter, a modest $4.0 million increase from the year-earlier amount. The interest expense generated by borrowed funds rose $831,000 year-over-year, to $129.4 million, as the average balance rose $47.4 million to $13.7 billion, and the average cost of such funds rose one basis point to 3.78%.

Linked-Quarter Comparison

On a linked-quarter basis, net interest income declined a modest $383,000, as an $809,000 increase in interest income was exceeded by a $1.2 million increase in interest expense. The linked-quarter increase in interest income was the result of a $62.7 million rise in the average balance of interest-earning assets, as the average yield held steady at 5.62%. Although the interest income produced by loans rose $3.5 million during this time, the increase was largely tempered by a $2.7 million decline in the interest income produced by securities and money market investments. In the three months ended June 30, 2010, the average balance of loans rose $266.6 million, exceeding the impact of a one-basis point drop in the average yield on such assets. During this time, the average balance of securities fell $204.0 million and was coupled with a three-basis point reduction in the average yield.

The linked-quarter increase in interest expense, albeit modest, was primarily due to an increase in the cost of borrowed funds. Although the average balance of borrowed funds declined by $165.6 million linked-quarter, the average cost of such funds rose five basis points during this time.

The impact of this increase was only partly offset by a one-basis point drop in the average cost of interest-bearing deposits, which was coupled with a $21.5 million decline in the average balance of such funds. As a result, the interest expense produced by borrowed funds rose $1.4 million, exceeding the benefit of a $189,000 decline in the interest expense produced by interest-bearing deposits. Reflecting these factors, the average balance of interest-bearing liabilities declined by $187.1 million linked-quarter, and the average cost of funds held steady at 2.17%.

Interest Rate Spread and Net Interest Margin

Reflecting the same factors that contributed to the year-over-year growth of its net interest income, the Company's interest rate spread rose 56 basis points to 3.45% from the year-earlier measure while its net interest margin rose 36 basis points during this time to 3.42%. On a linked-quarter basis, the Company’s spread was consistent with the trailing-quarter measure while its margin rose one basis point over the three-month period.

Prepayment penalties contributed $2.3 million to interest income in the current second quarter, up from $1.3 million and $2.1 million, respectively, in the trailing and year-earlier three months.

Provision for Loan Losses

The provision for loan losses is based on management’s assessment of the adequacy of the loan loss allowance which, in turn, is based on its evaluation of inherent losses in the loan portfolio in accordance with GAAP. This evaluation considers several factors, including the current and historical performance of the loan portfolio; its inherent risk characteristics; the level of non-performing loans and charge-offs; delinquency levels and trends; local economic and market conditions; declines in real estate values; and the levels of unemployment and vacancy rates.

In the second quarter of 2010, the Company recorded a loan loss provision of $22.0 million, representing 116.6% of net charge-offs, up $2.0 million linked-quarter and $10.0 million year-over-year. Reflecting the $22.0 million provision and net charge-offs of $18.9 million, the allowance for loan losses rose $3.1 million from the March 31, 2010 balance to $140.6 million at June 30, 2010. The latter amount was $13.1 million higher than the balance at the end of December, as the loan loss provision for the six months ended June 30, 2010 totaled $42.0 million, exceeding six-month net charge-offs of $28.9 million.

Non-Interest Income

The Company has three primary sources of non-interest income: fee income, income from bank-owned life insurance (“BOLI”), and other income. In addition to revenues generated by the Company’s investment advisory firm, Peter B. Cannell & Co., Inc, and revenues generated through the sale of third-party investment products, other income largely consists of mortgage banking and servicing fees produced by the Company’s mortgage banking operation, which was acquired in the AmTrust transaction.

The combined non-interest income from these primary revenue sources rose 26.5% to $69.6 million in the current second quarter from $55.1 million in the first quarter of 2010. The linked-quarter increase was essentially due to a $15.1 million rise in other income to $48.8 million, as BOLI income fell $626,000 to $6.8 million and fee income, at $14.1 million, was essentially flat. Mortgage banking and servicing fees totaled $39.5 million in the current second quarter and accounted for $12.0 million of the increase in other income over the three-month period.

In addition to the increase in other income, the level of non-interest income recorded in the current second quarter reflects a $10.8 million gain on the acquisition of certain assets and liabilities of Desert Hills. As a result, non-interest income totaled $80.4 million in the three months ended June 30, 2010, and was $25.4 million higher than the trailing-quarter amount.

In the year-earlier second quarter, the Company recorded a non-interest loss of $17.7 million. Although the Company generated fee income of $9.3 million and BOLI income of $6.7 million during the quarter, the combination was substantially exceeded by a $33.7 million other loss. The other loss was the net effect of an OTTI loss on securities of $39.7 million and other income of $6.0 million.

Non-Interest Expense

Non-interest expense totaled $141.4 million in the current second quarter, representing a year-over-year increase of $34.0 million and a linked-quarter increase of $4.6 million. Operating expenses, consisting of compensation and benefits expense, occupancy and equipment expense, and general and administrative ("G&A") expense, accounted for $133.5 million of the second quarter 2010 total, and were up $31.6 million and $4.6 million, respectively, from the amounts recorded in the second quarter of 2009 and the first quarter of 2010.

Compensation and benefits expense totaled $67.8 million in the current second quarter, a linked-quarter increase of $897,000 and a $22.8 million increase year-over-year. Occupancy and equipment expense rose $450,000 and $4.2 million, respectively, to $22.1 million, from the prior-period levels while G&A expense rose $3.3 million and $4.6 million, respectively, to $43.6 million.

The year-over-year increase in operating expenses was largely driven by the Company's acquisition-related expansion and the resultant increase in branch offices as well as branch and back-office staff. The linked-quarter increase reflects the full-quarter impact of the Desert Hills transaction together with legal and other expenses stemming from OREO.

In addition, the Company recorded acquisition-related expenses of $456,000 in G&A expense in the current second quarter; in the first quarter of 2010, such expenses accounted for $2.7 million of G&A expense.

Income Tax Expense

The Company recorded income tax expense of $75.0 million in the current second quarter, as compared to $24.0 million in the three months ended June 30, 2009. The year-over-year difference was attributable to a $130.8 million increase in pre-tax income to $211.2 million and an increase in the effective tax rate to 35.50% from 29.85%. The effective tax rate was reduced in the year-ago second quarter by the aforementioned OTTI loss on securities.

On a linked-quarter basis, income tax expense was up $6.3 million, as pre-tax income rose $18.4 million and the effective tax rate dropped 13 basis points.

About New York Community Bancorp, Inc.

With assets of $42.0 billion at June 30, 2010, New York Community Bancorp, Inc. is the 23rd largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 243 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank now operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Conference Call

The Company will host a conference call on July 28, 2010 at 9:30 a.m. (ET) to discuss its second quarter 2010 performance and strategies. The conference call may be accessed by dialing 800-894-5910 (for domestic calls) or 785-424-1052 (for international calls) and providing the following access code: 2Q10NYCB. A replay will be available approximately two hours following completion of the call through midnight on August 2nd, and may be accessed by calling 800-283-4783 (domestic) or 402-220-0859 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting ir.myNYCB.com. The webcast will be archived through 5:00 p.m. on August 25, 2010.

Forward-Looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: general economic conditions, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets and real estate markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities; changes in deposit flows and wholesale borrowing facilities; changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in our credit ratings or in our ability to access the capital markets; changes in our customer base or in the financial or operating performances of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or securities portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire, including those acquired in the AmTrust and Desert Hills transactions, into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; our use of derivatives to mitigate our interest rate exposure; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any breach in performance by the Community Bank under our loss sharing agreements with the FDIC; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition, including those of AmTrust and Desert Hills; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, whether currently existing or commencing in the future; changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the effect of final rules amending Regulation E that prohibit financial institutions from assessing overdraft fees on ATM and one-time debit card transactions without a consumer’s affirmative consent, the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other changes pertaining to banking, securities, taxation, rent regulation and housing, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; additional FDIC special assessments or required assessment prepayments; changes in accounting principles, policies, practices, or guidelines; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

It should be noted that we routinely evaluate opportunities to expand through acquisition and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this release. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$2,614,325	$2,670,857
Securities available for sale:
Mortgage-related	597,970	774,205
Other	333,963	744,441
Total available-for-sale securities	931,933	1,518,646
Securities held to maturity:
Mortgage-related	1,819,478	2,465,956
Other	1,945,836	1,757,641
Total held-to-maturity securities	3,765,314	4,223,597
Total securities	4,697,247	5,742,243
Loans held for sale	930,565	--
Non-covered mortgage loans held for investment:
Multi-family	16,815,240	16,735,684
Commercial real estate	5,228,142	4,987,410
Acquisition, development, and construction	624,377	665,912
One- to four-family	189,917	216,078
Total non-covered mortgage loans held for investment	22,857,676	22,605,084
Non-covered other loans held for investment	735,250	771,515
Total non-covered loans held for investment	23,592,926	23,376,599
Less: Allowance for loan losses	(140,583)	(127,491)
Non-covered loans held for investment, net	23,452,343	23,249,108
Covered loans (includes $351,322 of loans held for sale at December 31, 2009)	4,626,574	5,016,100
Total loans, net	29,009,482	28,265,208
Federal Home Loan Bank stock, at cost	446,845	496,742
Premises and equipment, net	200,233	205,165
FDIC loss share receivable	825,608	743,276
Goodwill	2,436,327	2,436,401
Core deposit intangibles, net	93,226	105,764
Other assets (includes $37,950 of OREO covered by FDIC loss sharing agreements at June 30, 2010)	1,687,454	1,488,213
Total assets	$42,010,747	$42,153,869

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$8,178,524	$7,706,288
Savings accounts	3,915,083	3,788,294
Certificates of deposit	8,635,360	9,053,891
Non-interest-bearing accounts	1,714,701	1,767,938
Total deposits	22,443,668	22,316,411
Borrowed funds:
Wholesale borrowings	12,585,674	13,080,769
Junior subordinated debentures	427,205	427,371
Other borrowings	653,605	656,546
Total borrowed funds	13,666,484	14,164,686
Other liabilities	454,161	305,870
Total liabilities	36,564,313	36,786,967
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 435,504,508 and 433,197,332 shares issued and outstanding, respectively)	4,355	4,332
Paid-in capital in excess of par	5,276,635	5,238,231
Retained earnings	218,730	175,193
Unallocated common stock held by ESOP	(481)	(951)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain (loss) on securities available for sale, net of tax	1,138	(457)
Net unrealized loss on securities transferred from available for sale to held to maturity and non-credit portion of other-than-temporary impairment (“OTTI”) losses, net of tax	(15,909)	(9,744)
Pension and post-retirement obligations, net of tax	(38,034)	(39,702)
Total accumulated other comprehensive loss, net of tax	(52,805)	(49,903)
Total stockholders’ equity	5,446,434	5,366,902
Total liabilities and stockholders’ equity	$42,010,747	$42,153,869

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Interest Income:
Mortgage and other loans	$417,168	$413,675	$321,640	$830,843	$643,357
Securities and money market investments	66,019	68,703	80,056	134,722	158,445
Total interest income	483,187	482,378	401,696	965,565	801,802

Interest Expense:
NOW and money market accounts	16,413	16,431	7,314	32,844	14,877
Savings accounts	5,800	5,745	3,565	11,545	7,781
Certificates of deposit	37,327	37,553	44,617	74,880	97,340
Borrowed funds	129,446	128,065	128,615	257,511	257,304
Total interest expense	188,986	187,794	184,111	376,780	377,302
Net interest income	294,201	294,584	217,585	588,785	424,500
Provision for loan losses	22,000	20,000	12,000	42,000	18,000
Net interest income after provision for loan losses	272,201	274,584	205,585	546,785	406,500

Non-Interest Income (Loss):
Fee income	14,088	13,965	9,282	28,053	18,573
Bank-owned life insurance	6,775	7,401	6,728	14,176	13,568
Net loss on sale of securities	--	(8)	--	(8)	--
Gain on business acquisition	10,780	--	--	10,780	--
Other	48,770	33,686	(33,721)	82,456	(27,676)
Total non-interest income (loss)	80,413	55,044	(17,711)	135,457	4,465

Non-Interest Expense:
Operating expenses:
Compensation and benefits	67,797	66,900	45,045	134,697	87,467
Occupancy and equipment	22,115	21,665	17,907	43,780	36,643
General and administrative	43,576	40,290	38,975	83,866	61,728
Total operating expenses	133,488	128,855	101,927	262,343	185,838
Amortization of core deposit intangibles	7,883	7,892	5,476	15,775	11,163
Total non-interest expense	141,371	136,747	107,403	278,118	197,001
Income before income taxes	211,243	192,881	80,471	404,124	213,964
Income tax expense	74,985	68,732	24,023	143,717	68,827
Net Income	$136,258	$124,149	$56,448	$260,407	$145,137

Basic earnings per share	$0.31	$0.29	$0.16	$0.60	$0.42
Diluted earnings per share	$0.31	$0.29	$0.16	$0.60	$0.42

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND OPERATING EARNINGS
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating our financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and operating earnings for the three months ended June 30, 2010, March 31, 2010, and June 30, 2009 and for the six months ended June 30, 2010 and 2009 follow:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share data)	2010	2010	2009	2010	2009
GAAP Earnings	$136,258	$124,149	$56,448	$260,407	$145,137
Adjustments to GAAP earnings:
Loss on OTTI of securities	--	--	39,728	--	39,728
Gain on business acquisition	(10,780)	--	--	(10,780)	--
Acquisition-related costs	456	2,682	--	3,138	--
FDIC special assessment	--	--	13,952	--	13,952
Income tax effect	4,008	(956)	(21,075)	3,052	(21,075)
Operating earnings	$129,942	$125,875	$89,053	$255,817	$177,742

Diluted GAAP Earnings per Share	$0.31	$0.29	$0.16	$0.60	$0.42
Adjustments to diluted GAAP earnings per share:
Loss on OTTI of securities	--	--	0.07	--	0.07
Gain on business acquisition	(0.01)	--	--	(0.01)	--
Acquisition-related costs	--	--	--	--	--
FDIC special assessment	--	--	0.03	--	0.03
Diluted operating earnings per share	$0.30	$0.29	$0.26	$0.59	$0.51
Note: Footing differences in the table are due to rounding.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND CASH EARNINGS
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear on the following page.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings are useful to investors seeking to evaluate our financial performance and to compare our performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended June 30, 2010, March 31, 2010, and June 30, 2009 and for the six months ended June 30, 2010 and 2009 follow:

(in thousands, except per share data)	For the Three Months Ended			For the Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
GAAP Earnings	$136,258	$124,149	$56,448	$260,407	$145,137
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-related benefit plans	4,006	4,057	3,194	8,063	6,678
Associated tax effects	446	657	(566)	1,103	1,321
Dividends on unallocated ESOP shares	75	75	158	150	316
Amortization of core deposit intangibles	7,883	7,892	5,476	15,775	11,163
Loss on OTTI of securities	--	--	24,222	--	24,222
Total additional contributions to tangible stockholders’ equity (1)	12,410	12,681	32,484	25,091	43,700
Cash earnings	$148,668	$136,830	$88,932	$285,498	$188,837

Diluted GAAP Earnings per Share	$0.31	$0.29	$0.16	$0.60	$0.42
Additional contributions to diluted GAAP earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.01	0.01	0.02	0.02
Associated tax effects	--	--	--	--	--
Dividends on unallocated ESOP shares	--	--	--	--	--
Amortization of core deposit intangibles	0.02	0.02	0.02	0.04	0.04
Loss on OTTI of securities	--	--	0.07	--	0.07
Total additional contributions to diluted GAAP earnings per share	0.03	0.03	0.10	0.06	0.13
Diluted cash earnings per share	$0.34	$0.32	$0.26	$0.66	$0.55

Cash Earnings Data:
Cash return on average assets	1.40%	1.29%	1.10%	1.34%	1.17%
Cash return on average tangible assets (1)	1.49	1.37	1.19	1.43	1.27
Cash return on average stockholders’ equity	11.14	10.20	8.49	10.67	9.04
Cash return on average tangible stockholders’ equity (1)	21.23	19.38	21.25	20.30	22.79
Cash efficiency ratio (2)	34.56	35.69	41.21	35.11	38.23

(1) Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear on the following page.

(2) We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF STOCKHOLDERS’ EQUITY AND TANGIBLE STOCKHOLDERS’ EQUITY,
TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP measures in their analysis of our performance. We believe that these non-GAAP measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate our tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended June 30, 2010, March 31, 2010, and December 31, 2009 and the six months ended June 30, 2010 and 2009 follow:

	At or for the			At or for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	Dec. 31,	June 30,	June 30,
	2010	2010	2009	2010	2009
(in thousands)
Total Stockholders’ Equity	$5,446,434	$5,413,461	$5,366,902	$5,446,434	$4,210,666
Less: Goodwill	(2,436,327)	(2,436,401)	(2,436,401)	(2,436,327)	(2,436,401)
Core deposit intangibles	(93,226)	(101,108)	(105,764)	(93,226)	(76,617)
Tangible stockholders’ equity	$2,916,881	$2,875,952	$2,824,737	$2,916,881	$1,697,648

Total Assets	$42,010,747	$42,430,737	$42,153,869	$42,010,747	$32,860,123
Less: Goodwill	(2,436,327)	(2,436,401)	(2,436,401)	(2,436,327)	(2,436,401)
Core deposit intangibles	(93,226)	(101,108)	(105,764)	(93,226)	(76,617)
Tangible assets	$39,481,194	$39,893,228	$39,611,704	$39,481,194	$30,347,105

Tangible Stockholders’ Equity	$2,916,881	$2,875,952	$2,824,737	$2,916,881	$1,697,648
Add back: Accumulated other comprehensive loss, net of tax	52,805	53,852	49,903	52,805	76,301
Adjusted tangible stockholders’ equity	$2,969,686	$2,929,804	$2,874,640	$2,969,686	$1,773,949

Tangible Assets	$39,481,194	$39,893,228	$39,611,704	$39,481,194	$30,347,105
Add back: Accumulated other comprehensive loss, net of tax	52,805	53,852	49,903	52,805	76,301
Adjusted tangible assets	$39,533,999	$39,947,080	$39,661,607	$39,533,999	$30,423,406

Average Stockholders’ Equity	$5,336,348	$5,364,238	$4,597,470	$5,350,216	$4,176,446
Less: Average goodwill and core deposit intangibles	(2,534,744)	(2,539,585)	(2,518,149)	(2,537,151)	(2,519,363)
Average tangible stockholders’ equity	$2,801,604	$2,824,653	$2,079,321	$2,813,065	$1,657,083

Average Assets	$42,440,179	$42,513,064	$35,716,019	$42,476,420	$32,287,564
Less: Average goodwill and core deposit intangibles	(2,534,744)	(2,539,585)	(2,518,149)	(2,537,151)	(2,519,363)
Average tangible assets	$39,905,435	$39,973,479	$33,197,870	$39,939,269	$29,768,201

Net Income	$136,258	$124,149	$154,936	$260,407	$145,137
Add back: Amortization of core deposit intangibles, net of tax	4,809	4,814	3,804	9,623	6,809
Adjusted net income	$141,067	$128,963	$158,740	$270,030	$151,946

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended June 30,
2010	2009
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,556,327	$417,168	5.84%	$22,382,786	$321,640	5.75%
Securities and money market investments	5,840,583	66,019	4.52	6,035,990	80,056	5.31
Total interest-earning assets	34,396,910	483,187	5.62	28,418,776	401,696	5.65
Non-interest-earning assets	8,043,269	3,958,436
Total assets	$42,440,179	$32,377,212
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,225,442	$16,413	0.80%	$4,038,172	$7,314	0.73%
Savings accounts	3,918,920	5,800	0.59	2,699,431	3,565	0.53
Certificates of deposit	8,995,990	37,327	1.66	6,295,936	44,617	2.84
Total interest-bearing deposits	21,140,352	59,540	1.13	13,033,539	55,496	1.71
Borrowed funds	13,743,459	129,446	3.78	13,696,028	128,615	3.77
Total interest-bearing liabilities	34,883,811	188,986	2.17	26,729,567	184,111	2.76
Non-interest-bearing deposits	1,783,907	1,217,281
Other liabilities	436,113	239,840
Total liabilities	37,103,831	28,186,688
Stockholders’ equity	5,336,348	4,190,524
Total liabilities and stockholders’ equity	$42,440,179	$32,377,212
Net interest income/interest rate spread	$294,201	3.45%	$217,585	2.89%
Net interest margin	3.42%	3.06%
Ratio of interest-earning assets to interest-bearing liabilities	0.99	x	1.06	x

Core deposits (1)	$13,928,269	$22,213	0.64%	$7,954,884	$10,879	0.55%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
June 30, 2010	March 31, 2010
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,556,327	$417,168	5.84%	$28,289,706	$413,675	5.85%
Securities and money market investments	5,840,583	66,019	4.52	6,044,545	68,703	4.55
Total interest-earning assets	34,396,910	483,187	5.62	34,334,251	482,378	5.62
Non-interest-earning assets	8,043,269	8,178,813
Total assets	$42,440,179	$42,513,064
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,225,442	$16,413	0.80%	$8,363,939	$16,431	0.80%
Savings accounts	3,918,920	5,800	0.59	3,820,433	5,745	0.61
Certificates of deposit	8,995,990	37,327	1.66	8,977,527	37,553	1.70
Total interest-bearing deposits	21,140,352	59,540	1.13	21,161,899	59,729	1.14
Borrowed funds	13,743,459	129,446	3.78	13,909,058	128,065	3.73
Total interest-bearing liabilities	34,883,811	188,986	2.17	35,070,957	187,794	2.17
Non-interest-bearing deposits	1,783,907	1,696,176
Other liabilities	436,113	381,693
Total liabilities	37,103,831	37,148,826
Stockholders’ equity	5,336,348	5,364,238
Total liabilities and stockholders’ equity	$42,440,179	$42,513,064
Net interest income/interest rate spread	$294,201	3.45%	$294,584	3.45%
Net interest margin	3.42%	3.41%
Ratio of interest-earning assets to interest-bearing liabilities	0.99	x	0.98	x

Core deposits (1)	$13,928,269	$22,213	0.64%	$13,880,548	$22,176	0.65%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Six Months Ended
June 30, 2010	June 30, 2009
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,423,753	$830,843	5.85%	$22,246,474	$643,357	5.79%
Securities and money market investments	5,942,000	134,722	4.53	6,117,928	158,445	5.18
Total interest-earning assets	34,365,753	965,565	5.62	28,364,402	801,802	5.66
Non-interest-earning assets	8,110,667	3,923,162
Total assets	$42,476,420	$32,287,564
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,294,307	$32,844	0.80%	$3,851,583	$14,877	0.78%
Savings accounts	3,869,949	11,545	0.60	2,651,010	7,781	0.59
Certificates of deposit	8,986,810	74,880	1.68	6,343,033	97,340	3.09
Total interest-bearing deposits	21,151,066	119,269	1.14	12,845,626	119,998	1.88
Borrowed funds	13,825,801	257,511	3.75	13,867,820	257,304	3.74
Total interest-bearing liabilities	34,976,867	376,780	2.17	26,713,446	377,302	2.85
Non-interest-bearing deposits	1,740,284	1,180,841
Other liabilities	409,053	216,831
Total liabilities	37,126,204	28,111,118
Stockholders’ equity	5,350,216	4,176,446
Total liabilities and stockholders’ equity	$42,476,420	$32,287,564
Net interest income/interest rate spread	$588,785	3.45%	$424,500	2.81%
Net interest margin	3.41%	2.98%
Ratio of interest-earning assets to interest-bearing liabilities	0.98	x	1.06	x

Core deposits (1)	$13,904,540	$44,389	0.64%	$7,683,434	$22,658	0.59%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
GAAP EARNINGS DATA:
Net income	$136,258	$124,149	$56,448	$260,407	$145,137
Basic earnings per share	0.31	0.29	0.16	0.60	0.42
Diluted earnings per share	0.31	0.29	0.16	0.60	0.42
Return on average assets	1.28%	1.17%	0.70%	1.23%	0.90%
Return on average tangible assets (1)	1.41	1.29	0.80	1.35	1.02
Return on average stockholders’ equity	10.21	9.26	5.39	9.73	6.95
Return on average tangible stockholders’ equity (1)	20.14	18.26	14.29	19.20	18.34
Efficiency ratio (2)	35.63	36.85	51.00	36.22	43.32
Operating expenses to average assets	1.26	1.21	1.26	1.24	1.15
Interest rate spread	3.45	3.45	2.89	3.45	2.81
Net interest margin	3.42	3.41	3.06	3.41	2.98
Shares used for basic EPS computation	434,184,751	432,131,304	343,549,598	433,137,053	343,435,986
Shares used for diluted EPS computation	434,623,527	432,446,674	343,625,343	433,488,362	343,512,784

OPERATING EARNINGS DATA: (3)
Operating earnings	$129,942	$125,875	$89,053	$255,817	$177,742
Basic operating earnings per share	0.30	0.29	0.26	0.59	0.51
Diluted operating earnings per share	0.30	0.29	0.26	0.59	0.51
Return on average assets	1.22%	1.18%	1.10%	1.20%	1.10%
Return on average tangible assets (1)	1.35	1.31	1.24	1.33	1.24
Return on average stockholders’ equity	9.74	9.39	8.50	9.56	8.51
Return on average tangible stockholders’ equity (1)	19.24	18.51	22.08	18.87	22.27
Operating efficiency ratio (2)	36.56	36.09	36.72	36.33	36.67
Interest rate spread	3.45	3.45	2.89	3.45	2.81
Net interest margin	3.42	3.41	3.06	3.41	2.98
Shares used for basic operating EPS computation	434,184,751	432,131,304	343,549,598	433,137,053	343,435,986
Shares used for diluted operating EPS computation	434,623,527	432,446,674	343,625,343	433,488,362	343,512,784

(1) Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.

(2) We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings earlier in this release.

(3) Please see the reconciliations of GAAP and operating earnings earlier in this release.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	At or for the Three Months Ended
	June 30,	March 31,	December 31,
	2010	2010	2009
BALANCE SHEET DATA:
Book value per share	$12.51	$12.44	$12.40
Tangible book value per share (1)	6.70	6.61	6.53
Stockholders’ equity to total assets	12.96%	12.76%	12.73%
Tangible stockholders’ equity to tangible assets (1)	7.39	7.21	7.13
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.51	7.33	7.25
Shares used for book value and tangible book value per share computations (1)	435,354,884	435,216,657	432,898,084
Total shares issued and outstanding	435,504,508	435,441,094	433,197,332

ASSET QUALITY RATIOS:
Non-performing loans to total loans	2.26%	2.61%	2.04%
Non-performing assets to total assets	1.59	1.77	1.41
Allowance for loan losses to non-performing loans	22.08	18.71	22.05
Allowance for loan losses to total loans	0.50	0.49	0.45
Net charge-offs during the period to average loans outstanding during the period	0.07	0.04	0.04
Net charge-offs during the period to the average allowance for loan losses during the period	13.79	7.95	8.58

(1) Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.
Footnotes to the Text

(1) Please see the reconciliations of our GAAP and operating earnings that appear elsewhere in this release.
(2) Please see the reconciliations of our GAAP and cash earnings that appear elsewhere in this release.
(3) Please see the reconciliations of our stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear elsewhere in this release.

(4) We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings that appear elsewhere in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director
Investor Relations and Corp. Communications